Exhibit 99.1

AAON REPORTS SALES AND RECORD BACKLOG FOR THE THIRD QUARTER OF 2021

TULSA, OK, November 4, 2021 - AAON, INC. (NASDAQ-AAON), today announced its results for the third quarter of 2021.

Financial Highlights:	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2021	2020	Change	2021	2020	Change
	(in thousands, except share and per share data)			(in thousands, except share and per share data)
Net sales	$138,571	$134,772	2.8%	$398,235	$397,851	0.1%
Gross profit	36,019	40,848	(11.8)%	111,283	121,926	(8.7)%
Gross profit %	26.0%	30.3%		27.9%	30.6%
Selling, general and admin. expenses	$15,897	$14,716	8.0%	$47,488	$45,869	3.5%
SG&A %	11.5%	10.9%		11.9%	11.5%
Net income	15,581	20,460	(23.8)%	52,572	60,117	(12.6)%
Net income %	11.2%	15.2%		13.2%	15.1%
Earnings per diluted share	$0.29	$0.38	(23.7)%	$0.98	$1.14	(14.0)%
EBITDA, a non-GAAP measure	$27,726	$32,777	(15.4)%	$86,379	$95,109	(9.2)%

	September 30,	September 30,	%
	2021	2020	Change
	(in thousands)
Backlog	$181,813	$84,885	114.2%
Cash & cash equivalents & restricted cash	102,473	78,601	30.4%

Net sales for the three months ended September 30, 2021 increased 2.8% to $138.6 million from $134.8 million in the same period in 2020. The year over year increase in net sales was driven by price increases and a favorable product mix, partially offset by unit volumes which were down approximately 11.2%. The decline in volume was mainly a result of a very tight labor market that restricted the Company's production ramp-up plans. While overall headcount has increased throughout the year, the increase is related to our Longview facility, with our Tulsa facility being slightly down year over year. In addition to labor shortage challenges, raw material inflation weighed on gross profit and earnings. Compared to the third quarter of 2020, gross profit declined 11.8% and as a percent of sales, contracted 430 basis points to 26.0%, both of which were a result of three factors. The first factor is the increase in material costs and wages rising quicker than previously announced price increases could counteract. Second, minor supply chain disruptions caused production to slow and be less efficient. Those inefficiencies together with lower overall production limited the Company's ability to absorb certain fixed costs. Third, the Company's Longview facility suffered from COVID-19 related absenteeism in the quarter which reduced the production of coils that were needed to complete units in Tulsa. SG&A expenses were essentially in line with Company expectations, but with lower sales volumes, they also adversely affected operating profit and earnings.

The Company finished the quarter with a backlog of $181.8 million, up 114% from $84.9 million one year ago and up 32% from $138.1 million at the end of the second quarter of 2021. The sequential increase in backlog reflects robust end-market demand as well as improvements the Company and channel partners have made to gain market share. New bookings in the quarter increased approximately 60% compared to the same period one year ago.

As of September 30, 2021, the Company had no debt and unrestricted cash and cash equivalents of $101.8 million, which is up from $79.0 million at the end of 2020. Capital expenditures during the first nine months of 2021 were $42.6 million, as compared to $49.0 million for the same period a year ago. Rebecca Thompson, CFO, stated “We continue to anticipate our full-year 2021 capital expenditures will total approximately $60.0 million.”

Gary Fields, President and CEO, stated "I am extremely pleased with the growth we have seen in our backlog and new bookings. Our backlog being up year over year 114% and bookings up 60% is truly extraordinary. Moreover, our bookings were up year over year 19% in the third quarter of 2020, a period of time when our industry was still contracting. Thus, this growth was not a reflection of an easy comparison as the overall market realized. In this latest quarter, the growth reflects several factors, including solid end-market demand, competitive lead times, the strengthening of our independent sales channel and the compelling value proposition AAON equipment offers."

Mr. Fields continued, "While we are pleased with many aspects of the third quarter, the overall results are disappointing. The main factors that contributed to the lower than anticipated profits were raw material inflation and labor shortages, which restricted us from ramping up production as quickly as we would have liked. Immediately prior to the June 1st price increase, we received a surge of orders. The increased backlog created by the order surge along with slightly longer lead times delayed the impact of the price increase hitting the floor so that it had minimal impact on the quarter. We also saw the highest priced materials to date coming out of our inventory and flowing through production. It has become clear that this dynamic has resulted in a temporary squeeze in gross margin."

Mr. Fields continued, “On a positive note, we believe the price/cost issue is largely a timing factor and that it will begin to dissipate as the year closes. We have implemented additional price increases since the two in the first half of the year, bringing the total announced increases for the year to 18%, of which 5% was realized in the third quarter.. As for the labor shortage challenges, we are working hard to overcome this issue and expect to make progress in the fourth quarter. That said, this issue could linger into 2022 depending how the overall economy progresses. Even with these labor challenges, our lead times remain very competitive. While lead times have extended modestly, they are not nearly as extended as some of our competition."

Mr. Fields concluded, "Despite the current challenges that resulted in the disappointing third quarter earnings, we remain extremely optimistic on the fundamentals of the business. With a robust backlog that has an improving margin profile, continued strength in bookings and expected increases in headcount and production rates, we believe we are very much on track with our overall growth strategy. Moreover, we continue to believe AAON is best positioned to benefit from an increased focus on decarbonization, electrification, energy efficiency and indoor air quality. Finally, although sustainability has just recently become a primary focus for many, it has been the backbone of our Company for decades. Recently, we published our 2020 Sustainability ESG Report, which can be found at https://www.aaon.com/Sustainability."

Earnings Conference Call Information
The Company will host a conference call on November 4, 2021 at 5:30 P.M. (Eastern Time) to discuss the third quarter 2021 results. To participate, call 1-888-241-0551 (code 2466188); or, for rebroadcast available through November 11, 2021, call 1-855-859-2056 (code 2466188).

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause results to differ materially from those in the forward-looking statements include (1) the timing and extent of changes in raw material and component prices, (2) the effects of fluctuations in the commercial/industrial new construction market, (3) the timing and extent of changes in interest rates, as well as other competitive factors during the year, and (4) general economic, market or business conditions.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone: (617) 877-6346
Email: joseph.mondillo@aaon.com

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands, except share and per share data)
Net sales	$138,571	$134,772	$398,235	$397,851
Cost of sales	102,552	93,924	286,952	275,925
Gross profit	36,019	40,848	111,283	121,926
Selling, general and administrative expenses	15,897	14,716	47,488	45,869
(Gain) loss on disposal of assets	(15)	1	(15)	(61)
Income from operations	20,137	26,131	63,810	76,118
Interest (expense) income, net	(10)	10	(11)	90
Other (expense) income, net	(19)	15	37	20
Income before taxes	20,108	26,156	63,836	76,228
Income tax provision	4,527	5,696	11,264	16,111
Net income	$15,581	$20,460	$52,572	$60,117
Earnings per share:
Basic	$0.30	$0.39	$1.00	$1.15
Diluted	$0.29	$0.38	$0.98	$1.14
Cash dividends declared per common share:	$—	$—	$0.19	$0.19
Weighted average shares outstanding:
Basic	52,420,711	52,260,551	52,392,300	52,174,705
Diluted	53,546,513	53,151,295	53,664,997	52,955,049

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	September 30, 2021	December 31, 2020
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$101,813	$79,025
Restricted cash	660	3,263
Accounts receivable, net of allowance for credit losses of $477 and $506, respectively	58,756	47,387
Income tax receivable	1,999	4,587
Note receivable	32	31
Inventories, net	104,553	82,219
Prepaid expenses and other	2,802	3,739
Total current assets	270,615	220,251
Property, plant and equipment:
Land	5,016	4,072
Buildings	131,327	122,171
Machinery and equipment	299,226	281,266
Furniture and fixtures	21,679	18,956
Total property, plant and equipment	457,248	426,465
Less: Accumulated depreciation	216,667	203,125
Property, plant and equipment, net	240,581	223,340
Goodwill and intangible assets, net	3,229	3,267
Right of use assets	1,421	1,571
Note receivable	557	579
Total assets	$516,403	$449,008

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$25,940	$12,447
Accrued liabilities	48,266	46,586
Total current liabilities	74,206	59,033
Deferred tax liabilities	31,090	28,324
Other long-term liabilities	4,434	4,423
New market tax credit obligation	6,394	6,363
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 52,420,486 and 52,224,767 issued and outstanding at September 30, 2021 and December 31, 2020, respectively	210	209
Additional paid-in capital	11,966	5,161
Retained earnings	388,103	345,495
Total stockholders' equity	400,279	350,865
Total liabilities and stockholders' equity	$516,403	$449,008

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended September 30,
	2021	2020
Operating Activities	(in thousands)
Net income	$52,572	$60,117
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,532	18,971
Amortization of debt issuance cost	31	31
Provision for credit losses on accounts receivable, net of adjustments	—	193
Provision for excess and obsolete inventories	378	1,776
Share-based compensation	8,784	8,546
(Gain) loss on disposition of assets	(15)	(61)
Foreign currency transaction (gain) loss	(1)	18
Interest income on note receivable	(19)	(19)
Deferred income taxes	2,766	7,676
Changes in assets and liabilities:
Accounts receivable	(11,369)	5,011
Income taxes	2,588	(3,142)
Inventories	(22,712)	(6,994)
Prepaid expenses and other	937	(598)
Accounts payable	16,390	3,654
Deferred revenue	316	1,128
Accrued liabilities	1,525	688
Net cash provided by operating activities	74,703	96,995
Investing Activities
Capital expenditures	(42,636)	(48,955)
Proceeds from sale of property, plant and equipment	19	61
Principal payments from note receivable	41	38
Net cash used in investing activities	(42,576)	(48,856)
Financing Activities
Stock options exercised	14,573	18,519
Repurchase of stock	(15,014)	(21,390)
Employee taxes paid by withholding shares	(1,537)	(1,130)
Cash dividends paid to stockholders	(9,964)	(9,910)
Net cash used in financing activities	(11,942)	(13,911)
Net increase in cash, cash equivalents and restricted cash	20,185	34,228
Cash, cash equivalents and restricted cash, beginning of period	82,288	44,373
Cash, cash equivalents and restricted cash, end of period	$102,473	$78,601

Use of Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), an additional non-GAAP financial measure is provided and reconciled in the following table. The Company believes that this non-GAAP financial measure, when considered together with the GAAP financial measures, provides information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance.

EBITDA
EBITDA (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations. The Company defines EBITDA as net income, plus (1) depreciation and amortization, (2) interest expense (income), net and (3) income tax expense. EBITDA is not a measure of net income or cash flows as determined by GAAP.

The Company’s EBITDA measure provides additional information which may be used to better understand the Company’s operations. EBITDA is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance. EBITDA, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.

The following table provides a reconciliation of net income (GAAP) to EBITDA (non-GAAP) for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands)
Net Income, a GAAP measure	$15,581	$20,460	$52,572	$60,117
Depreciation and amortization	7,608	6,631	22,532	18,971
Interest expense (income), net	10	(10)	11	(90)
Income tax expense	4,527	5,696	11,264	16,111
EBITDA, a non-GAAP measure	$27,726	$32,777	$86,379	$95,109